[CHASE LETTERHEAD]




                                                                November 7, 1997

                               Commitment Letter

International Home Foods, Inc.
1633 Littleton Road
Parsippany, New Jersey 07054

Attention:     Mr. Alan Menkes
               Mr. Andrew Rosen


Ladies and Gentlemen:

     You have advised us that International Home Foods, Inc. (the "Borrower"), a Delaware corporation, intends to consummate an initial public offering (the "IPO") of its common stock.

     In connection with the IPO, you wish to amend and restate the Credit Agreement, dated as of November 1, 1996, as amended and restated as of July 1, 1997, among the Borrower, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent in order to provide for the changes to the credit facilities thereunder as described in the Term Sheet referred to below (such credit facilities as so changed, the "Credit Facilities").

     Chase Securities Inc. ("CSI") is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Credit Facilities.

     Furthermore, The Chase Manhattan Bank ("Chase") is pleased to advise you of (a) its commitment to provide $50,000,000 of the Credit Facilities, (b) its agreement to act as administrative agent (in such capacity, the "Administrative Agent") for the Credit Facilities and (c) its agreement, together with CSI, to use commercially reasonable efforts to assemble a syndicate of financial institutions identified by CSI and Chase in consultation with you (the "Lenders"), to provide the balance of the necessary commitments for the Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term
Sheet"). It is a condition to Chase's commitment
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                                                                              2

hereunder that the portion of the Credit Facilities not being provided by Chase shall be provided by the other Lenders.

     As consideration for the commitments hereunder and our agreement to perform the services described herein with respect to the Credit Facilities, you agree to pay the nonrefundable fees described in the Term Sheet and in the fee letter dated the date hereof and delivered herewith (the "Fee Letter").

     You agree that no other agents, co-agents, arrangers or co-arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facilities unless you and we shall so agree.

     We reserve the right, prior to or after the execution of definitive documentation for the Credit Facilities, to syndicate all or part of our commitments to one or more Lenders that will become parties to such definitive documentation. It is agreed that no Lender will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Credit Facilities, and that the commitments hereunder will be reduced by the amount of any such commitments. You agree actively to assist us in achieving a syndication that is satisfactory to us and you. This will be accomplished by a variety of means, including bank meetings and other direct contact during the syndication between senior management and Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") and the Borrower on the one hand, and the proposed Lenders, on the other hand. Such assistance shall also include (a) the use of commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of Hicks Muse and the Borrower and (b) the hosting of one or more meetings with prospective Lenders and CSI.

     CSI, in cooperation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist in the syndication efforts, you agree (a) promptly to provide, and to cause your affiliates and advisors to provide, to us, upon request, all information reasonably deemed necessary by us to complete successfully the syndication, including, without limitation, information and projections prepared by you or on your behalf relating to the transactions contemplated hereby and (b) to assist, and to cause your affiliates and advisors to assist, us in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication of the Credit Facilities.

     We shall be entitled, after consultation with you, to change the pricing, structure, terms or amount of any of the Credit Facilities after November 30, 1997 if Chase and CSI determine that such changes are advisable in order to ensure a successful syndication and if the aggregate amount of the Credit Facilities shall remain unchanged.

     You represent and warrant and covenant that any statement or information which has been or is hereafter made available to any of us or to any Lender by you or any of your representatives in connection with the transactions contemplated hereby (the "Information") does not, and will not, contain, as of the date Information was, or will be, so furnished any untrue statement of material fact and does not, and will not, omit to state a material fact necessary in order to make such Information not misleading. The projections and pro forma financial information and other estimates and opinions contained in the materials referenced above (the "Projections") are, and will be, based upon good faith estimates and assumptions believed by you to be reasonable at the time made, it being recognized by us that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. You acknowledge that we may share the Information and Projections with any of our affiliates in connection with the syndication of the Credit Facilities.

     You agree to supplement the Information and the Projections from time to time until the Closing Date (as defined in the Term Sheet) so that the representations and warranties in the preceding paragraph remain correct in all material respects. In arranging and syndicating the Credit Facilities, we will use and rely on the Information and the Projections without independent verification thereof.

     You acknowledge that each of us may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interest regarding the transaction described herein and otherwise. We will not use confidential information obtained from you by virtue of the transaction contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and none of us will furnish any such information to other companies. You also acknowledge that none of us have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

     The commitments hereunder and the agreements by us to perform the services described herein are subject to (a) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) which in our reasonable judgment (i) is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof (including any material potential liability or contingent obligation not reflected in the Projections) or (ii) could reasonably be expected to have a material adverse effect on the business, operations, financial condition or prospects of the Borrower and its subsidiaries taken as a whole or on their ability to perform the covenants and obligations in a timely manner under the financing agreements, (b) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, could materially impair the satisfactory syndication of any of the Credit Facilities, (c) our satisfaction that there shall have been no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or Hicks Muse or any of their respective affiliates prior to and during the syndication of the
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                                                                               4

Credit Facilities (which, in the case of Hicks Muse or any of its other affiliates, would materially impair the syndication of any of the Credit Facilities), (d) the negotiation, execution and delivery on or before December 30 1997, of definitive documentation with respect to the Credit Facilities reasonably satisfactory to us and our counsel and (e) the other conditions set forth in the Term Sheet. The terms and conditions of the commitments hereunder and of the Credit Facilities are not limited to the terms and conditions set forth herein and in the Term Sheet, and the matters which are not covered by the provisions of this Commitment Letter and the Term Sheet are subject to the approval of us and you.

     By executing this Commitment Letter, you agree to reimburse each of us from time to time for all of our reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of our counsel and our due diligence, syndication and other out-of-pocket expenses) arising in connection with the Credit Facilities and the preparation, execution and delivery of this Commitment Letter, the Term Sheet the Fee Letter and the definitive financing agreements, and the other transactions contemplated hereby. You also agree to indemnify and hold harmless each Lender (including Chase), CSI and each director, officer, employee, affiliate, advisor, agent and controlling person thereof (each, an "indemnified person") against, any losses, claims, damages, liabilities or other expenses ("Losses") to which such indemnified person may become subject insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Term Sheet, the Credit Facilities or the loans thereunder or the use of any proceeds of such loans, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such indemnified person is a party thereto); provided that the foregoing will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person or a material breach of this Commitment Letter by such indemnified person. No indemnified person shall be responsible or liable to any other person for consequential damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

     By executing this Commitment Letter, you acknowledge that this Commitment Letter and the Fee Letter are the only agreements between you, on the one hand, and us, on the other hand, with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall not be assignable by you without the prior written consent of each of us and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Neither this Commitment Letter nor the Fee Letter may be changed except pursuant to a writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Fee Letter nor any of their terms or substance shall be disclosed,
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                                                                               5

directly or indirectly, to any other person except to the employees, agents and advisors of Hicks Muse and the Borrower, in each case, who are directly involved in the consideration of this matter or as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which event you agree to inform us promptly thereof).

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder, provided that, if definitive financing documentation is executed, the terms of such definitive financing documentation shall supersede this Commitment Letter (other than the confidentiality provisions hereof).

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 7, 1997. Our commitment and agreements herein will expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence.
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                                                                               6

     We are please to have been given the opportunity to assist you in connection with this important financing.



                                   Very truly yours,

                                   CHASE SECURITIES INC.

                                   By: /s/ ELIZABETH D. SAVAGE
                                      ----------------------------
                                      Name:  Elizabeth D. Savage
                                      Title: Vice President


                                   THE CHASE MANHATTAN BANK

                                   By: /s/ MARIAN N. SCHULMAN
                                      ----------------------------
                                      Name:  Marian N. Schulman
                                      Title: Vice President

Accepted and agreed to as of
the date first written above by:

INTERNATIONAL HOME FOODS, INC.

By: /s/ ANDREW ROSEN
   ----------------------------
   Title:

                                  $770,000,000

                         INTERNATIONAL HOME FOODS, INC.
                     AMENDED AND RESTATED CREDIT FACILITIES

                        Summary of Terms and Conditions

                           -------------------------

     International Home Foods, Inc. (the "Borrower"), a Delaware corporation, intends to consummate an initial public offering (the "IPO") of its common stock. The Credit Agreement, dated as of November 1, 1996, as amended and restated as of July 1, 1997 (the "Existing Credit Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the lenders partners thereto, Morgan Stanley Senior Funding, Inc., as documentation agent, Bankers Trust Company, as syndication agent, BT Securities Corporation, as co-arranger, Chase Securities Inc., as arranger, and The Chase Manhattan Bank, as administrative agent, will be amended and restated (the "Amendment/Restatement"; the Existing Credit Agreement, as amended and restated by the Amendment/Restatement, the "Credit Agreement") in order to provide for the changes to the credit facilities thereunder as described below. It is also intended that the existing collateral arrangements will be kept in place. Certain portions of the Credit Agreement are described herein, although unchanged, in order to provide a summary of the Existing Credit Agreement as it is proposed to be amended and restated by the Amendment/Restatement.

I.   Parties

Borrower:                     The Borrower.

Guarantors:                   The direct and indirect subsidiaries of the
                              Borrower (other than the Excluded Foreign
                              Subsidiaries (as defined below)) (the
                              "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit Parties").

Lenders: The banks, financial institutions and other entities (including The Chase Manhattan Bank ("Chase"), Bankers Trust Company ("Bankers Trust") and Morgan Stanley Senior Funding Inc. ("Morgan Stanley")) selected in the syndication effort (collectively, the "Lenders").

Advisor and Arranger:         Chase Securities, Inc. (in such capacity, the
                              "Arranger").

Administrative Agent:         Chase (in such capacity, the "Administrative
                              Agent").

Syndication Agent:            Bankers Trust (in such capacity, the "Syndication

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                                                                           2
                                Agent").

Co-Arranger:                    BT Securities Corporation (in such capacity,
                                the "Co-Arranger").

Documentation Agent:            Morgan Stanley (in such capacity, the
                                "Documentation Agent").

II.  Types and Amounts of Credit Facilities

1.   Terms Loans Facilities

      Type and Amount:          A 6-1/2 year term loan facility (the "Tranche
                                A Term Loan Facility:) in the amount of
                                $420,000,000 (the loans thereunder, the
                                "Tranche A Term Loans") and an 8 year term loan facility (the "Tranche B Term Loan
                                Facility"; together with the Tranche A Term
                                Loan Facility, the "Term Loan Facilities") in the amount of $150,000,000 (the loans thereunder, the "Tranche B Term Loans";
                                together with the Tranche A Term Loans, the "Term Loans").

                                On the basis of market reception during the syndication process, the Arranger may determine, with the consent of the Borrower (which consent shall not be unreasonably withheld), to increase or decrease the amount of the Tranche A Term Loan Facility and to correspondingly decrease or increase the amount of the Tranche B Term Loan Facility, provided that the aggregate amount of the Term Loan Facilities will equal $570,000,000.

      Availability:             The Term Loans shall be made in a single
                                drawing on the Closing Date (as defined
                                below).

      Amortization:             The Term Loans will be repayable in
                                semi-annual installments on the dates and in respective aggregate amounts to be agreed.
                                The final maturity of the Tranche A Term
                                Loans shall be May 31, 2004 and the final maturity of the Tranche B Term Loans shall be October 31, 2005.

Purpose: The proceeds of the Term Loans shall be used to refinance loans outstanding under the Existing Credit Agreement.

2.   Revolving Credit Facility

Type and Amount:              6-1/2 year revolving credit facility (the
                              "Revolving Credit Facility"; together with the Term Loan Facilities, the "Credit Facilities") in the amount of $200,000,000 (the loans thereunder, the "Revolving Credit Loans").

Availability:                 The Revolving Credit Facility shall be available
                              on a revolving basis during the period commencing on the Closing Date and ending on the earlier of
                              (a) May 31, 2004 (the "Scheduled Revolving Credit
                              Termination Date") and (b) the date on which the Tranche A Term Loans mature or are repaid in full
                              (the "Revolving Credit Termination Date").

Letters of Credit:            A portion of the Revolving Credit Facility in an
                              amount to be agreed upon shall be available for the issuance of letters of credit ("Letters of Credit") by Chase (in such capacity, the "Issuing
                              Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Scheduled Revolving Credit
                              Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods
                              (which shall in no event extend beyond the date referred to in clause (b) above).

                              Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:             A portion of the Revolving credit Facility in an
                              amount to be agreed shall be available for swing line loans (the "Swing Line Loans") from Chase
                              (in such capacity, the "Swing Line Lender") on same-day notice. Each other Lender under the Revolving Credit Facility shall agree to take an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:                     The Revolving Credit Termination Date.

Purpose: The proceeds of the Revolving Credit Loans shall be used for general corporate purposes, including to finance Permitted Acquisitions and Permitted Repurchases (as each such term is defined below). Letters of Credit shall also be used for general corporate purposes.

III.    General Payment Provisions

  Fees and Interest Rates:    As set forth on Annexes I and II.

  Optional Prepayments and
  Commitment Reductions:      Loans may be prepaid and commitments may be
                              reduced by the Borrower in minimum amounts specified in the Existing Credit Agreement.
                              Optional prepayments of the Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably and to the install-ments thereof ratably in accordance with the then remaining number of installments and may not be reborrowed, provided, that the first $40,000,000 of optional prepayments of the Term Loans may be applied to such installments as the Borrower may elect (other than de minimis installments in respect of the Tranche B Term Loans).

  Mandatory Prepayments and
  Commitment Reductions:      The following amounts shall be applied to prepay
                              the Term Loans and reduce the amount of the Revolving Credit Facility (in each case subject to exceptions comparable to those contained in the Existing Credit Agreement):

                              (a) 50% of the net proceeds of any sale or issuance of equity (other than equity issued to finance Permitted Acquisitions) after the Closing Date by the Borrower or any of its subsidiaries (which percentage shall be reduced to 0% when the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.0);

                              (b) 100% of the net proceeds of any incurrence of indebtedness after the Closing Date by the Borrower or any of its subsidiaries (subject to exceptions to be agreed upon);

                              (c) 100% of the net proceeds of any sale or other disposition by the Borrower or any of its subsidiaries of any material assets (subject to reinvestment capacity to be agreed upon; and

                              (d) a percentage of excess cash flow equal to the Excess Cash Flow Percentage (as defined below) for each fiscal year of the Borrower (commencing with the 1998 fiscal year).

                              As used in paragraph (d) above, "Excess Cash Flow Percentage" means (i) 75% when the Consolidated Leverage Ratio is greater than 4.50 to 1.0, (ii) 50% when the Consolidated Leverage Ratio is less than or equal to 4.50 to 1.0 and greater than 3.50 to 1.0, (iii) 25% when the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.0 and greater than 3.00 to 1.0 and (iv) 0% when the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.0.

                              Each such prepayment of the Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably (based on the respective outstanding principal amounts thereof). In the case of any such prepayment of the Tranche A Term Loans and the Tranche B Term Loans, such prepayment shall be applied to the installments thereof ratably in accordance with the then outstanding number thereof and may not be reborrowed. The Revolving Credit Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Credit Facility.

IV.  Guarantees and Collateral

   Guarantees:                All obligations of the Borrower under the Credit
                              Documentation (as defined below) shall be unconditionally guaranteed by the Guarantors.

   Collateral:                The obligations of the Borrower under the Credit
                              Documentation and all guarantees thereof will be secured by a perfected first priority security interest in (a) all of the capital stock of each of the direct and indirect subsidiaries of the Borrower (provided, that if the pledge of all of the capital stock of any foreign subsidiary would have adverse tax consequences, only 65% of the capital stock of such foreign subsidiary (an
                              "Excluded Foreign Subsidiary") shall be required to be pledged) and (b) all tangible and intangible assets (including, without limitation, intellectual property and owned real property) of each Credit Party, except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V.   Certain Conditions

   Initial Conditions:        The availability of the Credit Facilities shall be
                              conditioned upon satisfaction of, among other things, the following conditions precedent on or before the Closing Date (which shall occur no later than December 30, 1997) (the date such conditions are satisfied, the "Closing Date"):

                              (a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities (the "Credit Documentation"), including the Amendment/Restatement. The necessary consents to the Amendment/Restatement shall have been obtained in accordance with the Existing Credit Agreement.

                              (b) The Borrower shall have received at least $200,000,000 of gross cash proceeds from the IPO and such proceeds shall have been applied to repay loans outstanding under the Existing Credit Agreement.

                              (c) All fees and expenses required to be paid on or before the Closing Date in connection with the Credit Facilities or the Credit Documentation shall have been paid or provision for payment with proceeds of the initial funding of the Credit Facilities shall have been made.

                              (d) The Lenders shall have received a pro forma balance sheet and income statement of the Borrower and its subsidiaries as at the last day of the most recent fiscal quarter for which the relevant information is available (or for the most recent four-quarter period for which the relevant financial information is available, in the case of the pro forma income statement) and after giving effect to the IPO and the financings contemplated hereby.

                              (e) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

On-Going Conditions:          The making of each extension of credit shall be
                              conditioned upon (a) all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representation) being true and correct in all material respects and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on
                              (a) the business, assets, property, condition
                              (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole, or
                              (b) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI.  Representations, Warranties, Covenants and Events of Default

                              The Credit Documentation shall contain
                              representations, warranties, covenants and events of default comparable to those contained in the Existing Credit Agreement but with additional exceptions to be determined, including, without limitation:

Representations and
Warranties:                   Accuracy of financial statements (including pro
                              forma financial statements); absence of
                              undisclosed liabilities, no material adverse change; corporate existence; compliance with law;
                              corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation;
                              no default; ownership of property; liens;
                              intellectual property; no burdensome restrictions;
                              taxes; Federal Reserve regulations; ERISA;
                              Investment Company Act; subsidiaries;
                              environmental matters; solvency; accuracy of disclosure; status of obligations under the Credit
                              Documentation as senior debt; and creation and perfection of security interests.

Affirmative Covenants:        Delivery of financial statements, reports,
                              projections, accountants' and officers'
                              certificates and other information requested by the Lenders; payment of other obligations;
                              continuation of business and maintenance of existence and material rights and privileges;
                              compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                              right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; agreement to grant security interests in after-acquired property; and agreement to have in place, no later than a specified date after the Closing Date to be agreed, interest rate protection in an amount which shall assure that at least 50% of the aggregate principal amount of the term debt of the Borrower is at a fixed interest rate or subject to interest rate protection, on satisfactory terms and conditions.

Financial Covenants:          Minimum Interest Coverage, Maximum Leverage (the
                              "Consolidated Leverage Ratio") and Minimum Fixed

                              Charge Coverage, with ratio settings to be agreed upon.

Negative Covenants:           Limitations on indebtedness (including guarantee
                              obligations); liens; mergers, consolidations, liquidations and dissolutions; sales of assets;
                              dividends, stock repurchases and other payments in respect of capital stock (subject to an exception permitting, so long as no default exists or would result therefrom, dividends in an amount of up to 50% of cumulative consolidated net income when (i) the Consolidated Leverage Ratio is less than or equal to 2.00 to 1.0 or (ii) the Borrower's senior secured debt is rated at least BBB- by S&P and at least Baa3 by Moody's); capital expenditures;
                              investments, loans and advances; optional payments of subordinated debt; modifications of equity and debt instruments; transactions with affiliates;
                              sale and leasebacks; changes in fiscal year;
                              negative pledge clauses; and changes in lines of business.

                              The negative covenants will include exceptions that will permit the Borrower to consummate acquisitions ("Permitted Acquisitions") and to repurchase the Borrower's Senior Subordinated Notes ("Permitted Repurchases") so long as (i) no default or event of default shall have occurred and be continuing or would result therefrom (including, on a pro forma basis, under the financial covenants), (ii) after giving effect to any such transaction and the financing thereof,
                              (x) the ratio of total senior debt to consolidated EBITDA shall not exceed 3.75 to 1.0 and (y) at least $40,000,000 of the commitments under the Revolving Credit Facility shall remain unutilized,
                              (iii) in the case of acquisitions, such
                              acquisition shall not be "hostile" and shall involve businesses of the type in which the Borrower is presently engaged and (iv) in the case of repurchases, no more than $75,000,000 may be expended in connection therewith during the term of the Credit Facilities.

Events of Default:            Nonpayment of principal when due; nonpayment of
                              interest, fees or other amounts within five days after the date due; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); cross-default; bankruptcy; certain
                              ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest; and a change of control.

VII. Certain Other Terms

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of the Lenders holding Loans and commitments representing not less than 51% of the aggregate amount of the Loans and commitments held by the Lenders, except that (a) the consent of each Lender directly affected thereby shall be required with respect to
                              (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the collateral or guarantees.

Assignments and               The Lenders shall be permitted to assign and sell
Participations:               participations in their Loans and commitments,
                              subject, in the case of assignments (other than to another Lender or to an affiliate of the assigning
                              Lender), to the consent of the Administrative
                              Agent and the Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments, the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent.
                              Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:             The Credit Documentation shall contain customary
                              provisions (a) protecting the Lenders against loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, prepayment of a Eurodollar Loan (as defined in Annex II) on a day other than the last day of an interest period with respect thereto.

Expenses and                  The Borrower shall pay (a) for reasonable out-of-
Indemnification:              pocket expenses of the Administrative Agent and
                              the Arranger associated with the syndication of the Credit Facilities and the preparation, execution and delivery of the Credit Documentation
                              (including due diligence expenses and the reasonable fees and disbursements and other charges of counsel); (b) all reasonable out-of-pocket expenses of the Administrative Agent associated with the administration of the Credit
                              Documentation and any amendment or waiver with respect thereto (including the reasonable fees and disbursements and other charges of counsel) and
                              (c) all out-of-pocket expenses of the
                              Administrative Agent and the Lenders in connection with the enforcement of the Credit Documentation
                              (including the fees and disbursements and other charges of counsel).

                              The Borrower shall indemnify, pay and hold harmless the Administrative Agent and the Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:      State of New York.

Counsel to the Arranger and   Simpson Thacher & Bartlett.
the Administrative Agent:

Commitment Termination        The Credit Documentation must have been entered
Date:                         into on or before December 30, 1997.

                                                                        Annex I
                                                                    to Exhibit A
                                                                    ------------
                           Interest and Certain Fees
                           -------------------------
Interest Rate Options:        The Borrower may elect that all or a portion of
                              the Loans bear interest at a rate per annum equal to:

                                   the ABR plus the Applicable Margin; or

                                   the Eurodollar Rate plus Applicable Margin;

                              provided that all Swing Line Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                              As used herein:

                              "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for certificates of deposit (grossed up for maximum statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%.

                              "Applicable Margin" means (a) with respect to ABR Loans (as defined below), 0.50% in the case of the Tranche A Term Loan Facility and the Revolving Credit facility and 0.75% in the case of the Tranche B Term Loan Facility and (b) with respect to Eurodollar Loans (as defined below), 1.50% in the case of the Tranche A Term Loan Facility and the Revolving Credit Facility and 1.75% in the case of the Tranche B Term Loan Facility. The applicable Margin shall be subject to change after financial statements of the Borrower for its 1997 fiscal year have been delivered as set forth in the pricing grid attached hereto as Annex II.

                              "Eurodollar Rate" means the rate (grossed-up for maximum statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six or, to the extent available to




                              '
                              all Lenders, nine or twelve months (as selected by the Borrower) are offered to Chase in the interbank eurodollar market in the approximate amount of Chase's share of the relevant Loan.

Interest Payment Dates:       In the case of Loans bearing interest based upon
                              the ABR ("ABR Loans"), quarterly in arrears.

                              In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:              The Borrower shall pay a commitment fee calculated
                              at the rate of 0.375% per annum on the average daily unused portion of the commitments of the Lenders, payable quarterly in arrears. Swing Line
                              Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.
                              Letters of Credit, however, for the purposes of the commitment fee, shall be deemed utilization of the Revolving Credit Facility. The foregoing commitment fee shall be subject to change after financial statements of the Borrower for its 1997 fiscal year have been delivered as set forth in the pricing grid attached hereto as Annex II.

Letter of Credit Fees:        The Borrower shall pay a commission on the face
                              amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility minus the fronting fee referred to below. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

                              A fronting fee equal of 1/4% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:                 At any time when the Borrower is in default in the
                              payment of any amount due under the Credit
                              Documentation, the principal of all Loans (and amounts owed in respect to drawings under Letters of Credit) shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR
                              Loans.

Rate and Fee Basis:           All per annum rates shall be calculated on the
                              basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                   Annex II
                                                                   to Exhibit A
                                                                   ------------

-----------------------------------------------------------------------------------------------------
                                           Applicable Margin
                                                 for              Applicable Margin
                                           Eurodollar Loans        for ABR Loans
                                        -----------------------------------------------    Commitment
    Consolidated Leverage Ratio             A/RC         B         A/RC        B            Fee Rate
-----------------------------------------------------------------------------------------------------
      Greater than or equal to             1.75%       2.00%       0.75%      1.00%          0.500%
             5.00 to 1.0
-----------------------------------------------------------------------------------------------------
Greater than or equal to 4.25 to 1.0       1.50%       1.75%       0.50%      0.75%          0.375%
     and less than 5.00 to 1.0
-----------------------------------------------------------------------------------------------------
Greater than or equal to 3.75 to 1.0       1.25%       1.50%       0.25%      0.50%          0.375%
     and less than 4.25 to 1.0
-----------------------------------------------------------------------------------------------------
Greater than or equal to 3.25 to 1.0       1.00%       1.50%        0%        0.50%          0.300%
       Less than 3.25 to 1.0
-----------------------------------------------------------------------------------------------------
       Less than 3.25 to 1.0              0.875%       1.50%        0%        0.50%          0.300%
-----------------------------------------------------------------------------------------------------

As used above, "A/RC" refers to the Tranche A Term Loan Facility and the Revolving Credit Facility and "B" refers to the Tranche B Term Loan Facility.